SIGNATURE

                           EXHIBIT 23

       CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements Form S-8 (No 33-18130) pertaining to the Employees Savings Plan of Mobil
Oil Corporation, Form S-3 (No 33-34133-01) of the Mobil Oil Corporation Employee Stock Ownership Plan Trust for the registration of $300,000,000 principal amount of debt securities guaranteed by Mobil Corporation and in the related Prospectuses, of our report dated March 28, 1995, with respect to the financial statements and supplemental schedules of the Employees Savings Plan of Mobil Oil Corporation included in this Annual Report on Form 11-K and supplemental schedules for the fiscal year ended January 31, 1995.




                                                  /S/ERNST & YOUNG LLP
                                                  Ernst & Young LLP

Fairfax, Virginia
May 3, 1995